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                                                                    EXHIBIT 99.1


      CATALYST SEMICONDUCTOR BOARD ELEVATES GELU VOICU TO PRESIDENT & CHIEF
          EXECUTIVE OFFICER AND APPOINTS HIM TO THE BOARD OF DIRECTORS

SUNNYVALE, CALIF., OCTOBER 30, 2002--Catalyst Semiconductor, Inc. (NASDAQ: CATS) today announced that its Board of Directors has promoted Gelu Voicu to President and Chief Executive Officer and appointed him to the Board.

Voicu, who has been with the Company since October 1993, was appointed Executive Vice President and Chief Operating Officer by the board in August following the departure of Radu Vanco. Until then, Voicu had served as Vice President of Engineering and Manufacturing, a position held since April 1998. Other management positions held with the Company since his joining in 1993 include flash product line director and manager of product engineering.

Prior to joining the Company, Voicu was with Cypress Semiconductor, Inc., a semiconductor company, most recently as senior product engineer. Voicu holds an MS degree in Electrical Engineering from the Polytechnical Institute, Bucharest, Romania.


ABOUT CATALYST SEMICONDUCTOR

Founded in 1985, Catalyst Semiconductor, Inc. is headquartered in Sunnyvale, California. The Company designs and markets a broad range of programmable products including Flash Memories, Serial and Parallel EEPROMs with I2C, SPI and Microwire interfaces, NVRAM, Digitally Programmable Potentiometers, Microcontroller Supervisory circuits and other programmable Mixed Signal products. Catalyst products are used in telecommunications, networking systems, computation, automotive, industrial and consumer markets. Typical applications include optical networks, modems, wireless LANs, network cards, PC BIOS, DIMM modules, cellular telephones, digital satellite box receivers, set-top boxes and Internet routers. Catalyst's Quality Management System is ISO 9001 certified. For additional information about Catalyst Semiconductor, visit our web site at www.catalyst-semiconductor.com